UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15


                   CERTIFICATION AND NOTICE OF TERMINATION OF
               REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES
               EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                   REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number: 0-49910


                                 RBX Corporation
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             (Exact name of registrant as specified in its charter)

                              5221 ValleyPark Drive
                            Roanoke, Virginia, 24019
                                 (540) 561-6000
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

          Common Stock, Warrants and 12% Senior Secured Notes due 2006
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)   [X]        Rule 12h-3(b)(1)(i)     [X]
           Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(1)(ii)    [ ]
           Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(i)     [ ]
           Rule 12g-4(a)(2)(ii)  [ ]        Rule 12h-3(b)(2)(ii)    [ ]
                                            Rule 15d-6              [ ]

     Approximate number of holders of record as of the certificate or notice date: 10

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, RBX Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                 RBX CORPORATION


Date:  April 30, 2003            By: /s/ Eugene I. Davis
                                     --------------------------------------
                                     Name:  Eugene I. Davis
                                     Title: Chairman and Chief Executive Officer